Exhibit 99.1

October 29, 2008
Press Release
SOURCE: Oil States International, Inc.

Oil States Announces Record Third Quarter Earnings of $1.70 per Share

HOUSTON, October 29 – Oil States International, Inc. (NYSE: OIS) today reported record quarterly net income for the three months ended September 30, 2008 of $89.1 million, or $1.70 per diluted share. This compares to $50.5 million, or $0.97 per diluted share, reported in the third quarter of 2007.

“Despite the impact of the hurricanes on our operations and the challenges they presented to our Gulf Coast employees both professionally and personally, Oil States delivered a record quarter,” stated Cindy B. Taylor, Oil States’ President and Chief Executive Officer. “Our Tubular Services group led the growth with record shipments, revenues and EBITDA during the quarter and our oil sands lodges in Canada continued to provide Oil States with a strong base of earnings and significant year-over-year growth.”

Mrs. Taylor continued, “We expect the fourth quarter to also be strong, but it will likely be tempered by reduced drilling and completion activity in North America which would adversely impact our Tubular Services and Well Site Services segments primarily. As a result, our current expectation for fourth quarter 2008 earnings is in a range of $1.45 to $1.55 per diluted share.”

During the third quarter of 2008, the Company recognized a $3.5 million pre-tax gain related to the sale of the remainder of its equity investment in Boots & Coots (the Company continues to hold a $21.2 million note receivable from Boots & Coots). Excluding this equity gain, the Company generated record quarterly revenues of $814.8 million and $168.7 million of Adjusted EBITDA (defined as net income plus interest, taxes, depreciation and amortization, excluding the gain on sale), during the third quarter of 2008, compared to $527.4 million and $94.6 million, respectively, in the third quarter of 2007.(A) Year-over-year growth in the Company’s oil sands accommodations capacity, substantially increased activity and profitability in the Company’s Tubular Services segment, partially offset by lower Offshore Products results, led to year-over-year increases in revenue and Adjusted EBITDA of 55% and 78%, respectively, in the third quarter of 2008. Consolidated operating income was $141.5 million during the quarter compared to $74.8 million for the third quarter of 2007.

In the third quarter of 2008, the Company recognized an effective tax rate of 37.1% compared to 30.3% in the third quarter of 2007. The higher effective tax rate was primarily due to a greater proportion of U.S. income compared to lower taxed foreign income and the recognition of additional U.S. taxable income related to the Company’s Canadian operations. Capital expenditures totaled $71.0 million during the third quarter of 2008, primarily related to the expansion of the Company's rental tool operations and accommodations facilities serving customers in the oil sands region of Canada.

For the nine month period ended September 30, 2008, the Company generated year-over-year increases in revenue of 36% and operating income 48%. The Company reported net income of $215.7 million, or $4.15 per diluted share, on revenues of $2.0 billion and operating income of $333.9 million for the first nine months of 2008. For the first nine months of 2007, the Company reported net income of $155.2 million, or $3.05 per diluted share, on revenues of $1.5 billion and operating income of $226.1 million. The nine month periods ended September 30, 2008 and 2007 included gains on the sale of Boots & Coots common stock of $0.08 and $0.17 per diluted share, respectively.

BUSINESS SEGMENT RESULTS
Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2008 to the results from the third quarter of 2007. In order to present a more meaningful comparison of the Company's operating results, the third quarter 2008 results exclude the $3.5 million gain related to the sale of Boots & Coots common stock.

Well Site Services
In the third quarter of 2008, Well Site Services generated revenues of $249.2 million and Adjusted EBITDA of $84.1 million, compared to $179.7 million and $65.4 million, respectively, in the third quarter of 2007, representing year-over-year increases of 39% and 29%, respectively. Increases in revenues and Adjusted EBITDA were primarily attributed to growth in oil sands accommodations, increased utilization and contributions from the Company’s drilling operations and an overall improvement in North American activity resulting from the 13% year-over-year increase in drilling activity.

Accommodations generated revenues and EBITDA of $105.4 million and $33.9 million, respectively, for the third quarter of 2008, compared to revenues of $65.9 million and EBITDA of $22.7 million in the third quarter of 2007. The growth represents a revenue increase of 60% and EBITDA increase of 49%, primarily due to contributions from additional room capacity at the Company’s major oil sands lodges. The quarter also includes the accounting recognition of $13.8 million of deferred revenue and related deferred costs associated with a camp delivered in 2005 at relatively low manufacturing margins which adversely affected overall third quarter 2008 accommodations margins. Rental tools generated $91.7 million of revenues and $30.0 million of EBITDA in the third quarter of 2008 compared to revenue of $73.6 million and EBITDA of $26.4 million in the third quarter of 2007. This year-over-year growth was primarily driven by the 13% increase in North American drilling activity, partially offset by inefficiencies and downtime caused by the Gulf Coast hurricanes in the quarter. In the third quarter of 2008, drilling services generated revenues of $52.1 million and Adjusted EBITDA of $20.1 million compared to revenues and EBITDA of $40.2 million and $16.3 million, respectively, in the third quarter 2007. The year-over-year improvement in revenue was due to the addition of three new drilling rigs coupled with higher dayrates received. Higher pricing led to year-over-year cash margin improvements, partially offset by increased costs.

Offshore Products
The Offshore Products segment reported revenue of $120.0 million and EBITDA of $22.9 million, in the third quarter of 2008, compared to $132.1 million of revenues and $24.7 million in EBITDA in the third quarter of 2007. The third quarter 2008 results were negatively impacted by downtime in the Houston and Houma facilities related to hurricanes Gustav and Ike. Gross margin improved to 26.3% in the third quarter of 2008 compared to 23.8% in the third quarter of 2007 due to more profitable bearing and connector products and rig and vessel equipment. Due to increases in orders related to cranes and deck equipment and shipments delayed by the hurricanes, backlog at September 30, 2008 increased 9% to $420.5 million from the $385.8 million reported as of June 30, 2008.

Tubular Services
In the third quarter of 2008, Tubular Services generated record quarterly revenues and EBITDA of $445.6 million and $68.8 million, respectively, compared to revenues of $215.6 million and EBITDA of $10.2 million in the third quarter of 2007. These increases were due to price increases implemented by the domestic OCTG mills during the quarter coupled with a 33% increase in tons shipped. Tubular Services shipped a quarterly record of 168,100 tons, in the third quarter of 2008, up from 126,800 tons shipped in the third quarter of 2007. Gross margin percentages improved significantly to 16.6% in the third quarter of 2008 from 6.0% in the corresponding quarter of 2007. The Company’s OCTG inventories totaled $276.9 million at September 30, 2008 which was a $49.7 million increase from the June 30, 2008 level of $227.2 million.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2007 filed by Oil States with the SEC on February 22, 2008, and Form 10-Q for the quarter ended September 30, 2008 filed with the SEC on October 31, 2008.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues	$814,790	$527,440	$2,047,401	$1,507,264
Costs and expenses:
Cost of sales	609,354	403,369	1,532,874	1,145,882
Selling, general and administrative expenses	37,494	30,884	105,577	86,433
Depreciation and amortization expense	27,325	18,788	75,741	49,320
Other operating income	(893)	(374)	(659)	(516)
Operating income	141,510	74,773	333,868	226,145

Interest expense	(4,129)	(4,217)	(13,917)	(12,798)
Interest income	940	890	2,756	2,599
Equity in earnings of unconsolidated affiliates	431	753	3,167	2,043
Other income (B)	2,897	243	5,569	13,369
Income before income taxes	141,649	72,442	331,443	231,358
Income tax provision	(52,594)	(21,964)	(115,758)	(76,186)
Net income	$89,055	$50,478	$215,685	$155,172

Net income per share
Basic	$1.79	$1.02	$4.35	$3.14
Diluted	$1.70	$0.97	$4.15	$3.05

Weighted average number of common shares outstanding
Basic	49,811	49,661	49,622	49,423
Diluted	52,322	51,822	51,949	50,883

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	June 30,	December 31,
	2008	2008	2007
Assets	(unaudited)	(unaudited)	(audited)
Current assets
Cash and cash equivalents	$55,621	$45,999	$30,592
Accounts receivable, net	502,807	442,389	450,153
Inventories, net	463,086	402,715	349,347
Prepaid expenses and other current assets	13,475	33,417	35,575
Total current assets	1,034,989	924,520	865,667
Property, plant and equipment, net	723,626	694,082	586,910
Goodwill, net	399,151	401,652	391,644
Investments in unconsolidated affiliates	6,255	5,945	24,778
Other non-current assets	56,940	71,185	60,627

Total assets	$2,220,961	$2,097,384	$1,929,626

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$179,941	$179,930	$4,718
Accounts payable and accrued liabilities	347,450	276,805	239,119
Income taxes	24,392	978	43
Deferred revenue	83,585	62,874	60,910
Other current liabilities	1,220	1,595	121
Total current liabilities	636,588	522,182	304,911
Long-term debt (C)	236,574	288,965	487,102
Deferred income taxes	52,966	54,151	40,550
Other liabilities	14,293	12,212	12,236
Total liabilities	940,421	877,510	844,799

Stockholders' equity
Common stock	526	526	522
Additional paid-in capital	422,044	417,926	402,091
Retained earnings	906,398	817,343	690,713
Accumulated other comprehensive income	37,854	66,381	73,036
Treasury stock	(86,282)	(82,302)	(81,535)
Total stockholders' equity	1,280,540	1,219,874	1,084,827

Total liabilities and stockholders' equity	$2,220,961	$2,097,384	$1,929,626

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues
Accommodations	$105,380	$65,894	$332,518	$221,311
Rental Tools	91,699	73,602	258,767	178,082
Drilling and Other	52,086	40,216	133,316	107,886

Well Site Services	249,165	179,712	724,601	507,279
Offshore Products	120,008	132,124	386,780	386,601
Tubular Services	445,617	215,604	936,020	613,384
Total Revenues	$814,790	$527,440	$2,047,401	$1,507,264

EBITDA (A)
Accommodations	$33,917	$22,712	$120,888	$80,302
Rental Tools	30,029	26,393	80,689	67,869
Drilling and Other (B)	23,584	16,318	53,900	56,892

Well Site Services (B)	87,530	65,423	255,477	205,063
Offshore Products	22,853	24,687	74,759	72,102
Tubular Services	68,829	10,165	108,173	29,789
Corporate and Eliminations	(7,049)	(5,718)	(20,064)	(16,077)
Total EBITDA (B)	$172,163	$94,557	$418,345	$290,877

Operating Income / (Loss)
Accommodations	$23,695	$16,147	$93,761	$64,291
Rental Tools	21,003	19,825	54,926	51,437
Drilling and Other	14,833	12,908	31,679	34,719

Well Site Services	59,531	48,880	180,366	150,447
Offshore Products	20,273	22,074	66,656	63,889
Tubular Services	68,261	9,529	106,533	27,973
Corporate and Eliminations	(6,555)	(5,710)	(19,687)	(16,164)
Total Operating Income	$141,510	$74,773	$333,868	$226,145

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2008	2007

Supplemental Operating Data
Land Drilling Operating Statistics
Average Rigs Available	36	33
Utilization	91.8%	87.2%
Implied Day Rate ($ in thousands per day)	$17.1	$15.2
Implied Daily Cash Margin ($ in thousands per day)	$6.9	$6.2

Offshore Products Backlog ($ in millions)	$420.5	$396.0

Tubular Services Operating Data
Shipments (Tons in thousands)	168.1	126.8
Quarter end Inventory ($ in thousands)	$276,927	$208,551

(A)
The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles: (in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net income	$89,055	$50,478	$215,685	$155,172
Income tax expense	52,594	21,964	115,758	76,186
Depreciation and amortization	27,325	18,788	75,741	49,320
Interest income	(940)	(890)	(2,756)	(2,599)
Interest expense	4,129	4,217	13,917	12,798
EBITDA	$172,163	$94,557	$418,345	$290,877
Gain on sale of investment	(3,452)	-	(6,160)	(12,774)
Adjusted EBITDA	$168,711	$94,557	$412,185	$278,103

The Company is not in the business of trading public equity securities nor does it depend on gains from the sales of such securities for funding ongoing operations. The Company excludes the gain on the sale of its Boots & Coots stock in order to present a more meaningful comparison of the Company's results of operations from period to period as that gain is unrelated to the Company’s ongoing business and operating results.

(B)
Includes a $3.5 million gain on sale of Boots & Coots common stock in the three months ended September 30, 2008 and $6.2 million gain on sale in the nine month period ended September 30, 2008. Includes no gain in the third quarter of 2007 and a $12.8 million gain on sale of Boots & Coots common stock in the nine months ended September 30, 2007.c

(C)	As of September 30, 2008, the Company had approximately $257.7 million available under its revolving credit facility.
Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582

SOURCE: Oil States International, Inc.